AGREEMENT OF PURCHASE AND SALE OF STOCK

THIS AGREEMENT is made as of October 31, 2013, between mLight Tech, Inc., a Florida corporation, trading in the Over the Counter Market, QB level under the symbol MLGT (hereinafter referred to as "Buyer"), and Todd Sudeck, (hereinafter referred to as "Seller").

1.00 Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, Five Thousand (5000) shares of the common stock (hereinafter "the Stock") of The Ding King Training Institute, Inc., a California corporation (hereinafter "DKTI"), whose assets and liabilities are set forth to the best of Seller's knowledge and belief, below:

1.01 As full payment for the transfer of the Stock to Buyer, Buyer shall deliver at Closing, in accordance with the provisions of ¶8.00 et seq., the following:

Two Million Five Hundred Thousand (2,500,000) unregistered shares of Buyer's common stock.

2.00 Seller represents and warrants that:

2.01 DKTI is a corporation duly organized, validly existing, and in good standing under the laws of California, and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it. Neither the ownership of its properties, nor the nature of its business, requires DKTI to be qualified in any jurisdiction, other than the state of its incorporation.

2.02 Exhibit "A" to this Agreement is the audited financial statements of DKTI dated as of December 31, 2012 and 2011, prepared by Haskell & White, LLP, C.P.A.s, and Exhibit "C" to this Agreement is the internal use financial statements of DKTI as of June 30, 2013 and the six months then ended; both are true and correct to the best of Seller's knowledge and belief.

2.03 Exhibit "B" to this Agreement is the Accounts Receivable Aging Report of DKTI dated September 30, 2013, and is true and correct to the best of Seller's knowledge and belief.

2.04 Exhibit "C" to this Agreement is a complete and accurate schedule describing all fixtures, machines, equipment, tools, office furniture and equipment, and telephone system, computer and associated software, owned by, in the possession of, or used by DKTI in connection with its business, all of which is located at its present business facility. The property listed in Exhibit "E" constitutes all tangible personal property necessary for the conduct by DKTI of its business as now conducted, except for printed educational material.

No personal property used by DKTI in connection with its business, is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than in the possession of DKTI, except as otherwise indicated in Exhibit "B" or otherwise in Exhibits hereto.

2.05 Exhibit "D" to this Agreement is an Accounts Payable Aging Report of DKTI as of September 30, 2013, which sets forth to the best of Seller's knowledge and belief the trade liabilities of DKTI.

2.06 Exhibit "E" to this Agreement is a Schedule of Customer Deposits of DKTI as of the date of execution of this Agreement, which to the best of Seller's knowledge and belief is true and correct.

2.07 DKTI has good and marketable title to all its respective Assets and interests in Assets. All these assets are free and clear of restrictions on, or conditions to, transfer or assignment and, free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions, or restrictions, except as otherwise disclosed herein. DKTI is not in default or in arrears in any material respect under any lease. All tangible personal property of DKTI, is in good operating condition and repair, ordinary wear and tear excepted. DKTI is in possession of all premises leased to it from others. No officer, director, or employee of DKTI, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by, or leased to, DKTI. DKTI does not occupy any real property in violation of any law, regulation or decree.

2.08 DKTI has not received any notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance or regulation) affecting its properties or the operation of its businesses; and to the best of the knowledge of the officers of DKTI, there are no such violations.

2.09 DKTI is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality, that affects its interests in, or right to transfer, any of its assets. The consummation of the transactions contemplated by this Agreement, will not result in, or constitute, any of the following:

(1) A breach of any term or provisions of this Agreement;

(2) A default or an event that, with notice or lapse of time, or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of DKTI or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which DKTI is a party, or by which the property of DKTI, is bound;

(3) An event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of DKTI; or

(4) The creation or imposition of any lien, charge or encumbrance on any of the properties of DKTI.

2.10 Seller has the right, power, legal capacity and authority to enter into, and perform his obligations under, this Agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this Agreement, by Seller, does not require authorization by any necessary corporate action on the part of DKTI.

2.11 None of the representations and warranties made by Seller, or made in any certificate or memorandum furnished, or to be furnished, by any representative of Seller, contains, or will contain, any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

2.12 To the best of Seller's knowledge, DKTI has one class of capital stock authorized, and the Stock represents all of the issued and outstanding shares of that stock as of the date of this Agreement. There exist no outstanding options, warrants or other instruments that require the future issuance of any further shares of DKTI stock, except as disclosed in Exhibit "A" hereto.

3.00 Buyer represents and warrants that:

3.01 Buyer is a corporation duly organized, existing, and in good standing under the laws of Florida. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized and no further corporate authorization is necessary on the part of Buyer.

3.02 No consent, approval, or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made, or obtained, by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

3.03 Buyer will comply with the requirements of the United States Securities and Exchange Commission (the "SEC"), its rules and regulations, California Corporations Code and the rules and regulations of the California Corporations Commissioner in the consummation of this Agreement and further agrees to prepare and file all necessary forms and documents with the office of the SEC in a timely manner.

4.00 Seller, as the sole officer and director of DKTI, covenants that from the date of this Agreement until the Closing:

4.01 Buyer and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts and documents of, or relating to, DKTI. DKTI shall furnish, or cause to be furnished, to Buyer and its representatives, all data and information concerning the business, finances and properties of DKTI, that may be reasonably requested.

4.02 Nothing in this Agreement shall obligate Seller or DKTI to disclose any classified information or provide any access to representatives of Buyer, prohibited or not authorized by applicable governmental authority.

4.03 DKTI will carry on its business diligently and in substantially the same manner as it previously has been carried out and shall not make or institute any unusual or novel changes in management, accounting or operations that vary materially from those methods used by DKTI as of the date of this Agreement.

4.04 DKTI will use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to DKTI its present employees and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

4.05 DKTI will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

4,06 DKTI will issue no equity or debt securities between the date hereof and the Closing Date.

4.07 All representations and warranties of Seller set forth in this Agreement and any written statements delivered to Buyer by Seller under this Agreement, will also be true and correct as of the Closing Date as if made on that date.

5.00 Buyer agrees that it shall have the following obligations before closing:

5.01 Buyer agrees that, unless and until, the Closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Seller or DKTI, all data and information with respect to the business of DKTI obtained in connection with this transaction or Agreement, except insofar as that data and information may be required by law to be included in materials presented by Buyer to any federal or state regulatory agency; and if the transactions contemplated by this Agreement are not consummated, Buyer will return to DKTI all that data and information that DKTI may reasonably request, including, but not limited to, work sheets, manuals, lists, memoranda, and other documents prepared by, or made available to, Buyer in connection with this transaction.

5.02 Whether or not the Closing shall take place, Seller and DKTI waive any cause of action, right, or claim arising of the access of Buyer, or its representatives, to any trade secrets or other confidential business information of DKTI from the date of this Agreement until the Closing Date, except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or other confidential business information if the Closing does not take place.

5.03 As soon as reasonably practicable, after the execution and delivery of this Agreement, and in any event, on or before, the Closing Date, Buyer will obtain the consents of all necessary persons to Buyer's performance of this Agreement.

6.00 The obligations of Buyer to purchase the Stock under this Agreement, are subject to the satisfaction at, or before, the Closing, of all the conditions set out below in this paragraph and its subparagraphs. Buyer may waive any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of his representations, warranties, or covenants under this Agreement.

6.01 Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement, or in any written statement that shall be delivered to Buyer by Seller under this Agreement, shall be true in all material respects on and as of the Closing Date as though made at that time.

6.02 Seller shall have performed, satisfied, and complied in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed or complied with by him, on or before, the Closing Date.

6.03 No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened, on or before, the Closing Date.

6.04 All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

6.05 The form and substance of all certificates, instruments, and other documents delivered to Buyer under this Agreement, shall be satisfactory in all reasonable respects to Buyer and its counsel.

7.00 The obligations of Seller to sell and transfer the Stock under this Agreement, are subject to the satisfaction, on or before, the Closing, of all the following conditions. Seller may waive any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of his other rights or remedies, at law, or in equity, if Buyer should be in default of any of its representations, warranties or covenants under this Agreement.

7.01 All representations and warranties by Buyer contained in this Agreement, or in any written statement delivered by Buyer under this Agreement, shall be true on and as of Closing Date as though such representations and warranties were made on, and as of, that date.

7.02 Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to have performed, complied with, or satisfied, before, or at, the Closing.

7.03 Buyer shall have furnished Seller with an opinion, dated the Closing Date, of Robert J. Huston III, counsel for Buyer, in form and substance satisfactory to Seller and his counsel, to the effect that:

(1) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and has all requisite corporate power to perform its obligations under this Agreement;

(2) All corporate proceedings required by law or by the provisions of this Agreement, to be taken by Buyer, on or before the Closing Date, in connection with the execution and delivery of this Agreement and a consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

(3) Buyer has the corporate power and authority to acquire the Stock for the consideration set forth in this Agreement.

(4) Every consent, approval, authorization, or order of any court or any governmental agency or body, that is required for the consummation, by Buyer, of the transactions contemplated by this Agreement, has been obtained and will be in effect on the Closing Date;

(5) The consummation of the transactions contemplated by this Agreement, does not violate or contravene any provisions of any charter, bylaw, or resolution of Buyer, or of any indenture, agreement, judgment, or order to which Buyer is a party, or by which Buyer is bound.

In rendering his opinion, counsel for Buyer may rely on certificates of governmental authorities and on opinions of associate counsel.

7.04 The board of directors of Buyer, shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer's obligations to be performed under this Agreement, on or before, the Closing Date.

7.05 No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened, on or before, the Closing Date.

8.00 The Closing shall be conducted as follows:

8.01 The sale and purchase shall be closed on October 31, 2013, at 10:00 a.m. As used in this contract, "closing" means the passing of title to the Stock listed in ¶1 from Seller to Buyer. The closing shall take place at the offices of the Seller.

8.02 At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(1) Instruments of assignment and transfer of all his interest in the Stock.

Simultaneously with the consummation of the transfer, Seller shall cause DKTI, through its officers, agents, and employees, to put Buyer into full possession and enjoyment of all properties and assets of DKTI.

8.03 At the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in ¶1.03(a):

(1) An opinion of Buyer's counsel, dated the Closing Date, as provided for in ¶7.03;

(2) Certified resolutions of Buyer's board of directors, in form satisfactory to counsel for DKTI, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement;

(3) A certificate executed by the President or Vice President and the Secretary or Treasurer of Buyer, certifying that all Buyer's representations and warranties under

this Agreement, are true, as of the Closing Date, as though each of those representations and warranties had been made on that date.

(4) A certificate, duly issued by Buyer's transfer agent, for 2,500,000 unregistered shares of Buyer's common stock, in the name of Seller.

9.00 Seller shall indemnify, defend, and hold harmless, Buyer, against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys' fees, that Buyer shall incur or suffer, that arise, result from, or relate to, any breach of, or failure by Seller, to perform, any of its representations, warranties, covenants, or agreements in this Agreement, or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished, by Seller, under this Agreement.

9.01 Buyer shall promptly notify Seller of the existence of any claim, demand, or other matter to which Seller's indemnification obligations would apply, and shall give it a reasonable opportunity to defend the same, at its own expense, and with counsel of its own selection; provided that Buyer shall, at all times, also have the right to fully participate in the defense, at its own expense. If Seller shall, within a reasonable time after this notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Seller. If the claim is one that cannot, by its nature, be defended solely by Seller (including, without limitation, any federal or state proceeding), then Buyer shall make available all information and assistance that Seller may reasonably request.

9.02 If Buyer pays an obligation in response to a claim or demand asserting liability against which Buyer is entitled to be indemnified by Seller under ¶¶9.00 and 9.01, the number of shares of common stock due from Buyer to Seller under this agreement shall be reduced fifty shares per dollar of the amount Buyer is entitled to receive from Seller as indemnity.

10.00 Buyer agrees to indemnify and hold Seller harmless against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities it may incur by reason of Buyer's breach of, or failure to perform, any of its warranties, guarantees, commitments or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty , or liability of Seller by which it is bound at the Closing Date.

11.00 Each party represents and warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

11.01 Seller and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense, incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

11.02 Each party shall pay all costs and expenses incurred, or to be incurred, by it, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

12.00 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement, shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12.01 This Agreement may be executed simultaneously in one (1) or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

13.00 Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under, or by reason of this Agreement, on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation, or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

13.01 This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that Buyer may not assign any of its rights under this Agreement, except to a wholly owned subsidiary corporation of Buyer. No such assignment by Buyer to its wholly owned subsidiary shall relieve Buyer of any of its obligations or duties under this Agreement.

14.00 Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled under the laws of the State of California; the parties agree that venue shall lie solely in the Superior Court of the State of California and for the County of Orange.

14.01 If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

14.02 Any party may, on the Closing Date, terminate this Agreement, without liability to the other:

(1) If any bona fide action or proceeding shall be pending against any party on the Closing Date that could result in an unfavorable judgment, decree, or order, that would prevent or make unlawful the performance of this Agreement, or if any agency of the federal, or any state government, shall have objected at, or before, the Closing Date to this acquisition, or to any other action, required by or in connection with this Agreement;

(2) If the legality and sufficiency of all steps taken and to be taken by the parties in carrying out this Agreement, shall not have been approved by counsel as required by this Agreement.

14.03 If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the nondefaulting party may, on the Closing Date, give notice of termination of this Agreement, in the manner provided in the paragraph hereafter on notices. The notice shall specify with particularity, the default or defaults on which the notice is based. The termination shall be effective five (5) days after the Closing Date, unless the specified default or defaults have been cured, on, or before, this effective date for termination.

15.00 All representations, warranties, covenants, and agreements contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

16.00 All notices, requests, demands, and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or on the fifth (5th) day after mailing, if mailed to the part to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller at:
The Ding King Training Institute, Inc.
3100 Airway Avenue #141
Costa Mesa, CA 92626

To Buyer at:
c/o Robert J. Huston III
P.O. Box 235
Corona del Mar, California 92625-0235
Telephone: (949) 230-0259

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

17.00 This Agreement shall be construed in accordance with, and governed by the laws of the State of California, as applied to contracts that are executed and performed entirely in California.

18.00 If any provision of this Agreement is held invalid or unenforceable, by any court of final jurisdiction, it is the intent of the parties that all provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF the parties to this Agreement have duly executed on the day and year first above written.

SELLER

Todd Sudeck

BUYER:

mLight Tech, Inc..

By:

Todd Sudeck, CEO

APPROVED AS TO FORM:

Attorney for Buyer